FOR IMMEDIATE RELEASE

RCS Capital Corporation to Ring the NYSE Opening Bell June 24th

New York, New York, June 20, 2013 – RCS Capital Corporation (“RCAP” or the “Company”) announced today the members of its executive management team will ring the opening bell at the New York Stock Exchange on Monday, June 24, 2013 at 9:30am. E.T. Representing RCAP at the event will be Executive Chairman, Nicholas S. Schorsch, Chief Executive Officer, William M. Kahane, and other key members of the Company’s leadership team.

The ceremonial ringing of the bell commemorates the recent initial public offering the Company completed on June 10, 2013. RCAP’s Class A shares of common stock began trading on the New York Stock Exchange on June 5, 2013 under the ticker symbol “RCAP”. All banks affiliated with the offering were invited to join RCAP’s executive management team in ringing the bell. JMP Securities LLC and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as Joint Book-Running Managers for the offering; National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB:NHLD), acted as Senior Lead Manager; and Aegis Capital Corporation, J.P. Turner & Company, LLC, Maxim Group LLC, Newbridge Securities Corp., Northland Capital Markets and Realty Capital Securities, LLC, a subsidiary of the Company, acted as Lead Managers. Northland Capital Markets is the trade name for certain equity capital markets and investment banking activities of Northland Securities, Inc., member of FINRA/SIPC.

About the Company

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange that was recently formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in Realty Capital Securities, LLC, a FINRA registered wholesale broker-dealer and an investment banking and capital markets business; American National Stock Transfer, LLC, an SEC registered transfer agent; and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com.

Important Notice

The statement in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500